Exhibit 99.1

Ixia Receives Stay of Trading Suspension Pending Nasdaq Hearing

CALABASAS, CA— May 23, 2014 – Ixia (Nasdaq: XXIA) announced that it received today a letter from The NASDAQ Stock Market LLC (“Nasdaq”) indicating that a Nasdaq Hearings Panel (the “Panel”) had granted the company’s request to extend the stay of the suspension of trading in the company’s common stock pending the completion of the company’s scheduled hearing before the Panel and a final determination regarding the company’s listing status. As previously announced, the company had requested a hearing regarding the potential delisting of the company’s common stock and, as part of that request, had also requested that the extended stay be granted. As was also previously announced, the hearing is scheduled for June 12, 2014.

At the hearing, the company plans to present a plan to regain compliance with the Nasdaq listing rule that requires the company to be current in the filing of its periodic financial reports with the Securities and Exchange Commission and to request an extension of time to file its delayed reports. The Panel has the discretion to grant or deny the company’s request. Any extension that is granted may not extend beyond November 13, 2014.

About Ixia

Ixia develops amazing products so its customers can connect the world. Ixia helps its customers provide an always-on user experience through fast, secure delivery of dynamic, connected technologies, and services. Through actionable insights that accelerate and secure application and service delivery, Ixia’s customers benefit from faster time to market, optimized application performance and higher-quality deployments. Learn more at http://www.ixiacom.com.

Safe Harbor under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements regarding the scheduled hearing before the Panel and the relief that the Panel may grant the company. In some cases, such forward-looking statements can be identified by terms such as may, will, should, expect, plan, believe, estimate, predict, or the like. Such forward-looking statements reflect the current intent, belief, and expectations of the company’s management and are subject to risks and uncertainties that could cause the company’s actual results to differ materially from those expressed or implied in the forward-looking statements. Factors that could cause the actual results to differ materially from the results predicted include, among others, whether the company will be in a position to submit to the Panel a satisfactory plan to regain compliance with the Nasdaq listing rule that requires the timely filing of the company’s periodic financial reports with the Securities and Exchange Commission. The company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Financial Contact:

The Blueshirt Group

Maria Riley, Investor Relations

Tel: 415-217-7722